Exhibit 99.1

For Immediate Release:	For more information contact:
May 18, 2010	Myron D. Hamas, Vice President-Finance
765 — 807 — 2640
Chromcraft Revington, Inc. Reports First Quarter Results
West Lafayette, Indiana, May 18, 2010 — Chromcraft Revington, Inc. (NYSE Amex: CRC) today reported improved first quarter 2010 operating results compared to the prior year period. The net loss for the current quarter was reduced by 69% compared to the first quarter of 2009. The Company’s net loss for the current quarter was $980,000 as compared to a net loss of $3,152,000 for the prior year period.
Operating results include an increase in gross margin for the first quarter of 2010 of $1.6 million over the first quarter of 2009, primarily due to the impact of restructuring and cost containment efforts and a favorable product sales mix in the current quarter. Selling, general and administrative expenses for the current quarter decreased $0.5 million compared to the first quarter of 2009, primarily due to lower professional fees and sales commissions. The first quarter of 2009 included a reduction of accrued severance benefits of approximately $0.3 million resulting from the revisions to severance agreements with two former executives.
Cash flow provided by operating activities was $4.5 million compared to $3.9 million provided in the first quarter of 2009. The increase in the 2010 period was primarily due to the receipt of a previously announced federal tax refund of $6.6 million and a reduced cash net loss, partially offset by lower cash generated from working capital reductions as compared to the prior year period. At April 3, 2010, the Company had cash of $8.1 million and no bank borrowings during the first quarter of 2010 or an outstanding balance at April 3, 2010.
The Company’s sales for the first quarter of 2010 were $13.9 million, a decrease of 17% from the first quarter of 2009, due primarily to the discontinuation of certain high end, low demand products; weak consumer confidence and housing activity reflecting the effects of the current economic downturn which continue to depress demand for furniture; and import competition.
Commenting on these results, Ronald H. Butler, Chairman and Chief Executive Officer, said that the restructuring and cost containment actions implemented starting in 2008 have made a significant positive impact on first quarter results and have helped reduce the effects of the economic downturn. He added, “2010 appears to be a continuation of the challenging economic environment for consumers. We believe the positive reactions we received from dealers recently at the April High Point Furniture Market indicate they are interested in selling new products like our Southern Living® line of furniture, and an increasing interest in our existing occasional and casual dining products, as well as our custom Design and Dine program. We continue to believe that when the furniture market improves, the Company is well positioned to return to profitability.”

Chromcraft Revington™ businesses design residential and commercial furniture marketed throughout North America. The Company wholesales its residential furniture products under Chromcraft®, Cochrane™, Peters-Revington™, Southern Living®, and CR Kids & Beyond™ as primary brand names. It sells commercial furniture under the Chromcraft® brand name. The Company sources furniture from overseas, with domestic contract specialty facilities, and operates one U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi.
This release contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “believes,” “may,” “expects,” “anticipates,” or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected, or anticipated as of the date of this release.
Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the impact of the current global recession; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies, implement its new business model and successfully complete its business transition; ability to grow sales and reduce expenses to eliminate its operating loss; our ability to sell the right product mix; supply disruptions with products manufactured in China and other Asian countries; continued availability under the Company’s bank credit facility; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new and existing home sales; financial viability of the Company’s customers and their ability to continue or increase product orders; loss of key management; and other factors that generally affect business; and certain risks as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2009.
The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended
	April 3,	April 4,
	2010	2009
Sales	$13,907	$16,653
Cost of sales	11,201	15,571

Gross margin	2,706	1,082
Selling, general and administrative expenses	3,611	4,157

Operating loss	(905)	(3,075)
Interest expense, net	(75)	(77)

Net loss	$(980)	$(3,152)

Basic and diluted loss per share of common stock	$(.21)	$(.69)
Shares used in computing loss per share	4,667	4,594

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	April 3,	December 31,
	2010	2009

Assets

Cash and cash equivalents	$8,108	$3,636
Accounts receivable, less allowance of $450 in 2010 and 2009	7,420	7,661
Refundable income taxes	—	6,578
Inventories	13,108	13,294
Prepaid expenses and other	1,211	990

Current assets	29,847	32,159

Property, plant and equipment, net	8,111	8,293
Other assets	689	667

Total assets	$38,647	$41,119

Liabilities and Stockholders’ Equity

Accounts payable	$2,807	$3,364
Accrued liabilities	2,952	3,905

Current liabilities	5,759	7,269

Deferred compensation	569	599
Other long-term liabilities	1,677	1,669

Total liabilities	8,005	9,537

Stockholders’ equity	30,642	31,582

Total liabilities and stockholders’ equity	$38,647	$41,119

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Three Months Ended
	April 3,	April 4,
	2010	2009
Operating Activities
Net loss	$(980)	$(3,152)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization expense	224	263
Non-cash share based and ESOP compensation expense	42	47
Provision for doubtful accounts	12	116
Non-cash inventory write-downs	152	163
Non-cash asset impairment charges	—	6
Changes in operating assets and liabilities
Accounts receivable	229	3,573
Refundable income taxes	6,578	—
Inventories	34	5,294
Prepaid expenses and other	(221)	(102)
Accounts payable and accrued liabilities	(1,512)	(2,202)
Long-term liabilities and assets	(44)	(73)

Cash provided by operating activities	4,514	3,933

Investing Activities
Capital expenditures	(42)	(73)
Proceeds on disposal of assets	—	484

Cash provided by (used in) investing activities	(42)	411

Change in cash and cash equivalents	4,472	4,344

Cash and cash equivalents at beginning of the period	3,636	879

Cash and cash equivalents at end of the period	$8,108	$5,223